Exhibit 10.16

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and among DANIEL GREENLEAF (the “Executive”), with an address at 383 Gristmill Drive, Basking Ridge, New Jersey 07920; and VIOQUEST PHARMACEUTICALS, INC. (the “Employer”), with its principal executive offices located at 180 Mt. Airy Road, Suite 102, Basking Ridge, New Jersey 07920, and together with its parents, divisions, affiliates, and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively referred to herein as the “Company”).

RECITALS

A. The Executive is employed by the Employer pursuant to an Employment Agreement dated February 1, 2005 (the “Employment Agreement”), serving as the Employer’s President and Chief Executive Officer;

B. The Executive wishes to resign from his employment with Employer, and Employer wishes to accept Executive’s resignation, such that Executive’s employment will be terminated effective the close of business November 9, 2007 (the “Separation Date”); and

C. The Executive and the Employer (collectively referred to herein as the “Parties”) believe it to be in their respective best interests to enter into this Agreement to set forth the terms of their respective rights and obligations relating to the Executive’s separation from the Employer.

AGREEMENT

1. Separation of Employment. Except as otherwise provided herein, the Parties agree that the Employment Agreement, and Executive’s employment by the Company, shall be terminated as of the Separation Date. Executive further acknowledges and understands that Executive’s last day of employment with Employer was the Separation Date and that Executive has received all compensation and benefits to which Executive is entitled under the Employment Agreement or otherwise as a result of Executive’s employment with Employer, except as otherwise provided in this Agreement. Employer agrees to pay Executive his base salary through November 15, 2007. Effective as of the Separation Date, the Executive shall be deemed to have resigned from all positions that the Executive held (a) as an officer and/or director of the Employer, (b) as a member of any other governing body of the Employer, and/or (c) as a member of any committee of the Employer or its boards of directors or other governing bodies; provided, however, the Executive agrees to take all actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations. Executive understands that, except as otherwise provided in this Agreement, Executive is entitled to nothing further from Company (whether arising under the Employment Agreement or otherwise), including reinstatement by Employer.

2. Executive Release of Company. In consideration of the payments, compensation, and other benefits set forth below in Section 4(A) through 4(F) and the release set forth in Section 6, Executive hereby releases, waives, discharges and gives up any and all Claims (as defined below) that Executive may have against Company, arising on or prior to Executive’s execution and delivery of this Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, incentive compensation, unvested stock options, restricted stock awards, vacation pay, sick pay, expense reimbursement, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, the State of Delaware, or any other state and the United States, including, but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, OSHA, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Executive is not aware and those not mentioned in this Agreement. Executive specifically releases any and all Claims arising out the Employment Agreement, Executive’s employment with Employer, and/or the separation thereof or therefrom. Executive expressly forfeits and waives his right to any stock options that have not vested as of the Separation Date, details of which are provided on the attached Schedule A. Nothing in this Agreement shall preclude Executive from: (A) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; (B) exercising Executive’s rights, if any, under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA and/or the New Jersey Small Employer Health Benefits Act of 1992 (“NJSEHBA”); (C) exercising any stock options that have vested as of the Separation Date within 12 months of the Separation Date; or (D) exercising Executive’s rights under this Agreement.

3. Representations; Covenants. Executive hereby represents and warrants to Company that: (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against Company, nor has Executive agreed to do any of the foregoing; (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Company that has been released in this Agreement; (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against Company, and (D) Executive is unaware of any potential Claims that any third party may have against Company which Executive has not previously disclosed to Company. In addition, Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Claim against Company based upon or relating to any Claim released by Executive in this Agreement.

4. Consideration. In consideration of Executive’s execution, delivery and non-revocation of this Agreement:

(A) Commencing six months and one day after the Separation Date, Employer shall provide Executive his base salary at a rate of $360,000 (if annualized) for a period of six (6) months, less applicable withholdings and other customary payroll deductions, and in accordance with Employer’s normal payroll practices;

(B) A lump sum payment of $70,000 (less applicable withholdings and other customary payroll deductions), payable no later than March 31, 2008, at the same time that other executives of Employer receive their respective bonuses;

(C) Provided Executive elects coverage under NJSEHBA, Employer shall reimburse Executive the premiums that Executive incurs from the Separation Date through the twelve (12) month anniversary of the Separation Date, unless Executive obtains health insurance from a new employer or any other source, in which case Executive shall be obligated to obtain such coverage from the alternate source and Employer shall discontinue reimbursing Executive for such premiums;

(D) Include in a press release, anticipated to be released on or about November 13, 2007 the language contained in Schedule B;

(E) Employer agrees to forgo and/or waive its right to enforce the non-competition provisions contained in Section 7(a)(ii) and (iv) of the Employment Agreement with respect to Executive’s ability to accept future employment opportunities. Except as expressly waived, the parties acknowledge and agree that all of the other provisions of Section 7 of the Employment Agreement remain in full force and effect; and

(F) Employer agrees to make a letter of reference available to Executive in the form provided on Schedule C.

Executive acknowledges, understands, and agrees that Executive is not otherwise entitled to receive all of the payments, compensation, and other benefits set forth above in Section 4(A) through 4(F), and further acknowledges, understands, and agrees that nothing in this Agreement shall be deemed to be an admission of liability on the part of Company. Executive agrees that Executive will not seek any further payments, benefits, or other consideration or relief from Company.

5. Taxes, Indemnification. Executive acknowledges, understands, and agrees that he shall be solely responsible for complying, and expressly agrees to comply, with all federal, state, local or other laws applicable to Executive and/or Company concerning the reporting of income, payment of taxes, and otherwise, with respect to the payments and other compensation set forth above in Section 4. Executive agrees to indemnify Company for any liability for taxes, interest or penalties assessed by any government or governmental revenue agency against Company as a result of Executive’s failure to pay taxes that may be due and owing on the payments and other compensation set forth above in Section 4.

6. Employer Release of Executive. Employer hereby releases, waives, discharges and gives up any and all claims and rights which it may have against Executive arising out of Executive’s employment with Employer or separation therefrom or the circumstances related thereto or by reason of any other matter, cause or thing whatsoever from the date of Executive’s employment through the date of this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to release Executive from any of Executive’s acts or omissions involving or arising from fraud, theft, criminal acts, or violations of securities law while employed by Employer or from any and all actions and claims by Company for contribution and/or indemnification of any action or claim brought by any third party person arising out of Executive’s acts or omissions involving or arising from acts of fraud, theft, criminal acts, or violations of securities law while employed by Employer.

7. Cooperation With Investigations/Litigation. Executive agrees, upon Company’s request, to reasonably cooperate in any Company investigations, inquiries, and/or litigation regarding events that occurred during Executive’s tenure with Employer. Employer will compensate Executive for reasonable expenses that Executive incurs in extending such cooperation to Company, so long as Executive provides advance written notice of Executive’s request for compensation.

8. Non-Disparagement; Restrictions on the Executive. Executive agrees not to make any defamatory or derogatory statements concerning Company or its products. Company agrees to instruct VioQuest's current directors and officers not to make any defamatory or derogatory statements concerning Executive. Executive acknowledges, understands, and agrees that Company’s rights and Executive’s obligations under Section 6 (“Confidential Information and Inventions”) and all provisions within Section 7 of the Employment Agreement (“Non-Competition, Non-Solicitation and Non-Disparagement”) shall survive the termination of the Employment Agreement, except as otherwise provided in Section 4(E) hereof.

8. Remedies. If Executive breaches any term or condition of this Agreement, it shall constitute a material breach of this Agreement and in addition to and not instead of Company’s other remedies hereunder or otherwise at law or in equity, Executive shall be required to immediately, upon written notice from Company, return all payments and benefits paid by Employer pursuant to Sections 4, less 10% of the payments paid by Employer thereunder. Executive agrees that if Executive is required to return these payments, this Agreement shall continue to be binding on Executive, and Company shall be entitled to enforce the provisions of this Agreement as if such payments had not been repaid by Executive and Employer shall have no further payment obligations to Executive pursuant to Section 4 hereof.

9. Surrender of Company Property. Executive agrees that he will surrender to Employer, no later than the Separation Date, all property belonging to, or purchased with the funds of, Company, and any equipment (including computers and cell phones), employee or security identification or access codes, pass codes, keys, credit cards, swipe cards, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Executive by reason of his employment with Employer and in Executive’s possession or under his custody or control relating to the operations, business or affairs of Company or its customers. Executive agrees that Executive will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company documents.

10. Who is Bound. Employer and Executive are bound by this Agreement. Anyone who succeeds to Executive’s rights and responsibilities, such as the executors of Executive’s estate, is bound and anyone who succeeds to Employer’ rights and responsibilities, such as their respective successors and assigns, is also bound.

11. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this hereof or thereof, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws. Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than a breach involving Company’s rights and/or Executive’s obligations under Section 6 (“Confidential Information and Inventions”) and/or Section 7 (“Non-Competition, Non-Solicitation and Non-Disparagement”) of the Employment Agreement), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Newark, New Jersey in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Company’s rights and/or Executive’s obligations under Section 6 (“Confidential Information and Inventions”) and/or Section 7 (“Non-Competition, Non-Solicitation and Non-Disparagement”) of the Employment Agreement), the Parties hereby submit to the exclusive jurisdiction of the Superior Court of the State of Jersey, or the appropriate federal court in the State of New Jersey. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

12. Opportunity For Review. Executive represents and warrants that Executive: (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Agreement, (vii) understands that Executive is responsible for Executive’s own attorney’s fees and costs, (viii) has had the opportunity to review this Agreement with counsel, (ix) understands that if Executive does not sign and return this Agreement to Employer (Attn: Chairman of the Board of Directors) within the time frame provided, Employer shall have no obligation to enter into this Agreement, Executive shall not be entitled to the payments, compensation, or other benefits set forth in Section 4(A) through 4(F) of this Agreement, and the Separation Date shall be unaltered, and (x) this Agreement is valid, binding and enforceable against the Parties in accordance with its terms.

Agreed to and accepted by, on this 12th day of November, 2007

EXECUTIVE:

/s/ Daniel Greenleaf
Daniel Greenleaf

Agreed to and accepted by, on this 14th day of November, 2007

EMPLOYER:

VIOQUEST PHARMACEUTICALS, INC.

By:	/s/ Brian Lenz
Name: Brian Lenz
Title: Chief Financial Officer

Schedule A

	Total Stock	Vested Stock Options	Vested Stock Options	Unvested & Forfeited Options		Total
Grant Date	Options Granted	2/1/06 Vesting Date	2/1/07 Vesting Date	2/1/08 Vesting Date	Total Vested	Unvested & Forfeited	Exercise Price
2/1/2005	891,396	297,132	297,132	297,132	594,264	297,132	0.88
10/18/2005	1,445,080	481,693	481,693	481,693	963,386	481,693	0.89
10/18/2006	394,580	-	197,290	197,290	197,290	197,290	0.56
Total	2,731,056	778,825	976,115	976,115	1,754,940	976,115

Schedule B

Daniel Greenleaf Departs VioQuest After Job Well Done

"We would like to thank Daniel Greenleaf for his service to the Company over the last three years. Dan successfully guided us through our difficult transition from a chemistry company to a biopharmaceutical company with three promising product candidates in human clinical trials," said Stephen Rocamboli, chairman.

Schedule C

November 14, 2007

To Whom It May Concern:

Dan Greenleaf served as our President and Chief Executive Officer for approximately three years.

During his tenure, Mr. Greenleaf was assigned the difficult task of turning a chemistry services company, with 45 employees and manufacturing facilities in both the United States and China, into a valuable targeted oncology drug development company. Under Mr. Greenleaf’s leadership, we accomplished this goal through the successful completion of several transactions. First, we completed a merger with Greenwich Therapeutics, a transaction that brought us two pre-clinical oncology products. Next, Dan successfully recruited an experienced, multidisciplinary oncology drug development team that initiated several human clinical trials with these compounds - the same compounds that we are currently advancing through the FDA approval process. It is also during Mr. Greenleaf’s tenure that we were able to secure our third product candidate in early 2007.

Additionally, it is under Dan’s leadership that we were able to form relationships with the United States Army and GSK that lead to our first Orphan Drug designation and may enable us to file our first NDA with the FDA. To finance our operations during this difficult time, Mr. Greenleaf was instrumental in securing approximately $16M in private financing and approximately $1M in State funding. Finally, it was under Mr. Greenleaf’s leadership that we were able to sell our chemistry services business for total consideration of approximately $3M, thus completing our difficult transformation.

Mr. Greenleaf is a recognized leader in the State of New Jersey’s biopharmaceutical community serving on two of the State’s two most influential Boards - BIO NJ and Health Industries of New Jersey. A dedicated family man, he has also earned the respect and admiration of many of his employees, colleagues and peers. He has developed many close relationships on Wall Street and was instrumental in securing our first research analyst coverage.

It is our pleasure to recommend to you Mr. Greenleaf. On behalf of the Board of Directors, I am,

Sincerely yours,

Stephen Rocamboli
Chairman of the Board